Exhibit 10.14
Addendum No. 2 to the Lease Agreement of August 31, 2001
between
Mr. Claus Czaika
Oskar-Messter-Str. 15
85737 Ismaning
- Landlord -
VAT Reg. No.: 120/13352
and
SCM Microsystems GmbH
Oskar-Messter-Str. 13
85737 Ismaning
- Tenant -
Leased property: Office space at Oskar-Messter-Str. 13 in 85737 Ismaning
The contracting parties agree to make the following amendments:
1. Lease Agreement:
The existing Lease Agreement (contract termination date November 15, 2008) shall be renewed for a period of a further 5 years — until November 15, 2013. The Lease Agreement shall thereafter be renewed for a further period of one year at a time unless notice to terminate is served by one of the contracting parties 6 months prior to termination of the tenancy at the latest. Notice of termination shall be served in writing to be effective.
2. Leased space
a) The leased space in the basement, currently 414.37 m2, shall be reduced on August 1, 2008 to the space shown in red on the enclosed site plan.
b) The leased space on the second floor, unit 03, currently 560.12 m2, shall cease to be leased as of August 1, 2008.
The existing 24 underground parking spaces shall be reduced by 4 places. Underground parking spaces 1 — 4 shall no longer be included. Underground parking spaces 8 to 18 and 31 to 36 shall be retained. 14 outside parking spaces 1 to 14 shall also be retained.
3. Rent

The new rent shall apply as of August 1, 2008 and shall amount to the following net amount for the existing space on the third floor:	13,875.23 euros
and to the following net amount for the attic	5,389.92 euros

	19,265.15 euros net

For the space in the basement	842.82 euros net

	20,107.97 euros net

The rent for the underground parking spaces is 50.00 euros / space	20 spaces	1,000.00	euros	net
Outside parking spaces cost 35.00 euros / space	14 spaces	490.00	euros	net
Subtotal		21,597.97	euros	net

Lump sum heating and ancillary costs, 2.08 euros / m2		4,218.05	euros	net

plus applicable VAT, currently 19%		4,905.04	euros	net

Total monthly amount		30,721.06	euros	gross

4. Rent increase
Clause 4.1 Rent increase (“The rent shall be increased annually by 2%”) shall be deleted and replaced by the following clause:
If the Index of Consumer Prices for Germany increases or decreases (base level in 2005 = 100) by more than 5% compared to the index value at the onset of the tenancy or the index value at the time (August 1, 2008) of the last change in rent, the rent shall be increased or decreased accordingly.
Such change shall be made automatically.
If the Federal Statistical Office alters the base level, the new value shall replace the current index value. This shall also apply to previous values if alterations in index base values are backdated. Previous changes made in rents cannot be changed on the basis of an adjustment in base values.
If the clause is ineffective or if the Federal Statistical Office ceases to use this index, the contracting parties shall enter into negotiations on a change in rent should the price index change by more than 5% compared to the status at the onset of the contract or compared with the time of the last change in rent. If the contracting parties are unable to reach agreement on adjustments to rent, a Chamber of Industry and Commerce expert shall be appointed to provide expert opinion and to reach a corresponding decision. The decision shall be based on the change in the Index of Consumer Prices for Germany for commercial products. The expert costs shall be borne in equal parts by the contracting parties.
5. Decoration
The Tenant shall carry out professional decoration work in the rented property as required at regular intervals throughout the tenancy, at the very latest at the time the tenancy comes to an end.
If the Tenant is able to demonstrate that decoration work has been performed professionally and in full in a period of less than 5 years prior to termination of the Lease Agreement, the Tenant shall — as a rule — only be liable for pro rata1) costs accordingly. These shall in all cases be based on a cost estimate obtained from the Landlord. The Tenant shall also be entitled to submit a cost estimate or to perform the decoration work themselves in order to avoid payment of the associated compensation costs for the same.
6. Obligation to restore original condition of the premises
Fixtures, such as glass walls etc., added by the Tenant need not be removed and shall be taken over by the Landlord at no cost.

1)	As a rule the following schedule applies:

Decoration work
	during the last year	20% of costs to be paid by the Tenant
Decoration work
	2 years previously	40% of costs to be pad by the Tenant
Decoration work
	3 years previously	60% of costs to be paid by the Tenant
Decoration work
	4 years previously	80% of costs to be paid by the Tenant

The Landlord shall be entitled to reduce or increase the percentages according to the degree of wear and tear.

7. Integration of air-conditioning
The Tenant plans to integrate air conditioning in parts of the attic. The Landlord shall contribute 10% of the costs of the same, not exceeding a maximum sum of 5,000 euros net. Section 6. shall apply in all other respects.
8. Written form
The contracting parties are aware of the separate statutory requirements for written form of Section 578, 566 Sentence 1, 126 of the German Civil Code (BGB). The contracting parties mutually undertake at any time and at the request of a contracting party to carry out the actions and make the declarations necessary to meet the statutory requirements for written form, including but not limited to the conclusion of supplementary or amending contracts, and to refrain until such contracts have been made from prematurely terminating this Lease Agreement on the basis of a claimed failure to comply with statutory requirements for written form.
9. Continuance of the Lease Agreement
The provisions of the existing Lease Agreement dated August 31, 2001 and Annexes shall apply in all other respects. The contracting parties shall add and permanently attach this Addendum to the Lease Agreement dated August 31, 2001 and to Addendum No. 1 dated February 4, 2004.

Ismaning June 2, 2008	Ismaning May 27, 2008

/s/ Claus Czaika	/s/ Stephan Rohaly

Landlord	Tenant

Annex: Site plan